Exhibit 23.1

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                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Apple Residential Income Trust, Inc.
Richmond, Virginia

         We consent to the use of our report dated July 22, 1997 with respect to the statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Pace's Cove Apartments for the twelve month period ended May 31, 1997 for inclusion in a form 8K filing with the Securities and Exchange Commission by Apple Residential Income Trust, Inc.

Richmond, Virginia                          /s/ L.P. Martin & Co., P.C.
July 22, 1997